Filed Pursuant to Rule 424 (b)(3)
Registration No. 333-02509

AMENDED AND RESTATED PROSPECTUS
(To Prospectus dated April 10, 1996)

UNIVEST DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,312,500 SHARES OF COMMON STOCK

PAR VALUE $5.00

      The Univest Dividend Reinvestment and Stock Purchase Plan (the “Plan”) described herein offers the holders of common stock, par value $5.00 per share (the “Common Stock”), of Univest Corporation of Pennsylvania (the “Corporation”) an opportunity to automatically reinvest their dividends in shares of Common Stock. This Plan also provides each shareholder participating in the Plan a convenient and economical way to voluntarily purchase additional shares of Common Stock within the limitations provided in the Plan.

      Shares acquired for the Plan will be purchased on the over-the-counter market by an independent stock purchasing agent, or from the Corporation. The purchase price of shares purchased on the over-the-counter market will be the average price actually paid for the shares (excluding brokerage commissions) at the time such shares are purchased. The purchase price of shares purchased from the Corporation will be the average of the lowest bid and asked prices per share for the ten (10) trading days preceding the dividend payment date as reported by one or more firms selected by the Plan Administrator. Shareholders who do not elect to participate in the Plan will receive dividends, as declared and paid, by check or advice of credit to their accounts.

      Dividends, if and when declared, will be reinvested and shareholders may participate with respect to all or any portion of their Common Stock. Additional voluntary cash payments may not be less than $100.00 per payment or total more than $5,000.00 per quarter. To purchase shares, voluntary cash payments must be received (and if by check or draft, receipt means cleared) no earlier than the thirty (30) calendar days and no later than five (5) business days prior to the corresponding dividend payment date. There are no fees or broker commissions for reinvesting dividends and purchasing additional shares through the optional cash payment program.

      Complete details of the Plan are provided in this Prospectus, in a question and answer format. You are encouraged to read it carefully. If you have any additional questions, please call the Plan Administrator at (215) 799-2945. It is recommended that this Prospectus be retained for future reference.

      An investment in Common Stock held in the Plan account has the same market risks as an investment in Common Stock held in certificate form. Participants bear the risk of loss (and receive benefit of gain) occurring by reason of fluctuations in the market price of the Common Stock held in the Plan account.

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representations to the contrary is a criminal offense.

The date of this Prospectus is June 23, 2004

1

AVAILABLE INFORMATION

      The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Information as of particular dates concerning directors and executive officers, their compensation, the principal holders of securities of the Corporation and any material interest of such persons in transactions with the Corporation is disclosed in proxy statements distributed to shareholders of the Corporation and filed with the SEC. Such reports, proxy statements and other information can be inspected and copies obtained at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC’s regional offices at 233 Broadway, New York, NY 10279, and at 701 Market St. Philadelphia, PA 19106-1532. You may also call the SEC at 1-800-SEC-0330. In addition, our filings are available at the SEC’s website at http://www.sec.gov and on Univest’s website at http://www.univest.net. The Common Stock of the Corporation is traded in the NASDAQ National Market under the symbol “UVSP.”

      This Prospectus constitutes a part of a Registration Statement filed by the Corporation with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the information contained in the Registration Statement and to the exhibits relating thereto for further information with respect to the Corporation and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

      No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this Prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither delivery of this Prospectus nor any sale of securities to which this Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs or condition of the Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the SEC pursuant to Section 13 of the Exchange Act by the Corporation (File No. 0-7617) are incorporated herein by reference:

1.	The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.
2.	The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.
3.	The Corporation’s current report on Form 8-K dated April 28, 2004.
4.	The description of the Corporation’s Common Stock contained in a registration statement on form S-14 dated March 1, 1973.

     All reports filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation undertakes to provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon such persons written or oral request, a copy of any or all of the documents described above under “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE,” other than exhibits to such documents. Such request should be directed to: Attention: Corporate Secretary, Univest Corporation of Pennsylvania, 14 N. Main Street, P.O. Box 64197, Souderton, PA 18964.

2

THE CORPORATION

     The Corporation, a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. The Corporation was formed on January 3, 1973, and is the holding company of Univest National Bank and Trust Co. (“Univest National”), Univest Insurance, Inc., Univest Investments, Inc., Univest Realty Corporation, Univest Delaware, Inc., Univest Reinsurance Company, and Delview, Inc. As used herein, the “Corporation” refers to Univest Corporation of Pennsylvania and its subsidiaries.

     Univest National is a full-service commercial bank with trust powers, and provides a wide range of banking and financial services to individuals and businesses.

     The Corporation’s principal executive offices are located at 14 N. Main Street, Souderton, PA. Its mailing address is 14 N. Main Street, P.O. Box 64197, Souderton, PA 18964, and its telephone number is (215) 721-2400.

DESCRIPTION OF DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following questions and answers describe the Plan. A copy of the Plan has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

Purpose
      1. What is the purpose of the Plan?

     The Plan provides the holders of record of the Corporation’s Common Stock (beneficial owners of shares of the Corporation’s Common Stock whose shares are registered in names other than their own must become shareholders of record by having the shares transferred into their names, or they may request their holders of record to participate on their behalf) who elect to participate in the Plan (“Participants”) with an attractive and convenient method of investing cash dividends and voluntary cash payments in additional shares of the Corporation’s Common Stock without payment of any brokerage commissions, service charges or other expenses. To the extent that such shares are purchased directly from the Corporation under the Plan, the Corporation will receive additional funds for its general corporate purposes. (See “USE OF PROCEEDS”). Each Participant should recognize that neither the Corporation nor the Plan Administrator (See No. 3 below) can provide any assurance that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

Features
      2. What are the features of the Plan?

Participants will have the cash dividends paid on their shares of the Corporation’s Common Stock credited to their account under the Plan automatically reinvested in additional shares of the Corporation’s Common Stock, without payment of any service charges or brokerage commissions.

Participants may invest in additional shares of the Corporation’s Common Stock by making voluntary cash payments without payment of any service charges or brokerage commissions.

Participants will obtain full investment of cash dividends or voluntary cash payments, because fractional shares as well as whole shares are credited to Participants’ accounts under the Plan. Also, dividends will be paid on fractional shares when held in a Participant’s account under the Plan.

Participants will avoid cumbersome safekeeping and recordkeeping costs through free custodial and reporting services associated with participation in the Plan.

3

Administration
      3. Who administers the Plan?

      The Trust Department of Univest National Bank and Trust Co. or such other entity appointed by the Corporation will administer the Plan (“Plan Administrator”). The Plan Administrator’s duties include sending quarterly statements of accounts to Participants and performing other administrative duties relating to the Plan. Shares purchased for a participant under the Plan will be held by the Plan Administrator and registered in the name of the Plan Administrator or its nominee.

      All notices, questions or other communications relating to the Plan must include the Participant’s account number, tax identification number and be addressed to the Plan Administrator’s designated place of business. For example:

Trust Department
Univest National Bank and Trust Co.
Plan administrator of the Univest
Dividend Reinvestment and Stock Purchase Plan
Univest Plaza
14 N. Main Street
P.O. Box 64197
Souderton, PA 18964

      Participants who have questions regarding the Plan may also contact the Plan Administrator at (215) 799-2945, requesting the Dividend Reinvestment and Stock Purchase Plan liaison.

      4. Who interprets the Plan?

     The Corporation has the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, including those necessary to prevent any abuse.

Participation
      5. Who is eligible to participate in the Plan?

      Generally, holders of record of the Corporation’s Common Stock will be eligible to participate in the Plan. Upon electing to participate, such record holders will be “Participants.”

      6. How does an eligible shareholder become a Participant in the Plan?

     Any eligible shareholder may elect to participate in the Plan at any time by completing and signing an authorization form (“Authorization Form”) and returning it to the Plan Administrator. A postage-prepaid envelope is provided with the Authorization Form for that purpose. Authorization Forms may be obtained from the Plan Administrator or you may access it through our Investor Relations website at www.Univest.net. A properly completed and signed Authorization Form must be received at least five (5) business days before a dividend record date in order for the dividends payable to shareholders of record on that date to be reinvested in the Corporation’s Common Stock under the Plan.

      Traditionally, dividends declared on the Corporation’s Common Stock generally have been paid on the first business day of the months of January, April, July and October, and the record date for each such dividend generally has been the first Tuesday of the months of March, June, September and December. The Corporation’s board of directors reserves the right to change dividend record and payment dates, if and when dividends are declared.

4

      7. Does a shareholder have to authorize dividend reinvestment on a minimum number of shares?

      No. There are no minimum share requirements. Holders of record of the Corporation’s Common Stock may elect to have the dividends on all or any portion of their shares reinvested under the Plan by submitting written instructions as to the number of shares which are to participate in the Plan on their completed Authorization Form to the Plan Administrator. There will be no extra charge to the shareholder for choosing partial participation in the Plan.

      8. May a Participant change the number of shares subject to the Plan?

      Yes. A participant may change the number of shares subject to the Plan at any time by submitting a written request to the Plan Administrator. The change will be effective with respect to the first dividend payment date after the date of change has been received, provided that the notice of change was received at least five (5) business days before its dividend record date. Otherwise, the change will be effective as of the second dividend payment date.

Purchases
      9. How are the shares of the Corporation’s Common Stock acquired for purposes of the Plan?

      Cash dividends payable on the Corporation’s Common Stock elected by Participants to be subject to the Plan will be paid to the Plan Administrator, less any amount withheld by the Corporation for applicable taxes at your request. The Plan Administrator will use these amounts to purchase shares from authorized but unissued (including treasury, if available) Common Stock of the Corporation as agent, or on the over-the-counter market by an independent stock purchasing agent, in the sole discretion of the Corporation. Each Participant’s account will be credited with that number of shares, including fractions computed to four (4) decimal places, equal to the total amount of cash dividends and voluntary cash payments invested, and divided by the purchase price.

      10. When will shares of common stock be purchased under the Plan?

      Cash dividends and voluntary cash payments will be used to purchase the Corporation’s Common Stock as soon as reasonably possible after the applicable dividend date, but not more than thirty (30) calendar days after such date, except where completion at a later date is necessary or advisable under any applicable securities laws.

      11. At what price will shares of Common Stock be purchased under the Plan?

      The purchase price per share of Common Stock purchased with reinvested dividends and voluntary cash payments under the Plan after any dividend payment date will be equal to its Market Value. Market Value means: (a) where Common Stock of the Corporation is purchased in the open market or in negotiated transactions for the Plan, the average price actually paid for the shares (excluding brokerage commissions, if any) at the time such shares are purchased, or (b) where treasury or authorized and unissused Common Stock of the Corporation is used, the average of the lowest bid and asked prices per share for the ten (10) trading days preceding the relevant divided payment date as reported by one or more firms selected by the Plan Administrator.

      12. How many shares of Corporation Common Stock will be purchased for Participants?

      The number of shares purchased for each Participant will depend on the amount of dividends to be reinvested, voluntary cash payments, or both, in a Participant’s account and the applicable purchase price of the Corporation Common Stock.

5

      13. Will dividends on shares held in a Participant’s account be used to purchase additional shares under the Plan?

      Yes. If and when the Corporation declares dividends to holders of record of shares of the Corporation’s Common Stock, the Plan Administrator will credit each Participant’s account with such dividends, and all such dividends will, unless the Participant directs otherwise be automatically reinvested in additional shares of the Corporation’s Common Stock, thereby compounding each Participant’s investment. Fractional shares held under the Plan for a Participant’s account will receive dividends in the same way as whole shares, but in proportion to the size of the fractional share.

Costs
     14. Are there any expenses to Participants in connection with purchases under the Plan?

      No. Participants will not be obligated to pay any brokerage commissions or other charges with respect to purchases of the Corporation’s Common Stock under the Plan.

      A Participant who requests that the Plan Administrator sell shares of the Corporation’s Common Stock held in the Participant’s account in the Plan will incur a service fee as determined by the Corporation, and any brokerage fees incurred in connection with such sale. All other costs of administration of the plan will be paid by the Corporation.

Voluntary Cash Payments
      15. Who will be eligible to make voluntary cash payments?

      All holders of record of the Corporation’s Common Stock who elect to have dividends reinvested in accordance with the provisions of the Plan may also elect to make voluntary cash payments to the Plan for purposes of purchasing additional shares of the Corporation’s Common Stock under the Plan.

      16. What are the limitations on voluntary cash payments?

      Voluntary cash payments will be accepted for investment for those shareholders who are Participants in the Dividend Reinvestment Plan as of the record date, which generally has been the first Tuesday of the months of March, June, September, and December. The cash payment must be received (if by check or draft, received means cleared) no earlier than thirty (30) calendar days and no later than five (5) business days to the corresponding dividend payment date, which generally has been the first business day of the months of January, April, July, and October. Adequate time for the checks and other drafts to clear prior to the corresponding dividend payment date must be considered. Because Participants will not be credited with interest on their voluntary cash payments prior to investment and because the Plan Administrator is prohibited from holding such voluntary cash payments for extended periods of time prior to investing them, we strongly encourage Participants to submit cash payments within the time frame described above. Voluntary cash payments may not be less than $100 per payment nor total more than $5,000 per quarter.

      17. How does the voluntary cash payment option work?

      A voluntary cash payment may be made by enclosing a check or money order with the executed Authorization Form (for new Participants) or by forwarding a check or money order to the Plan Administrator with the payment form which will accompany each statement of account. Checks and money orders must be made payable to: Univest National Bank and Trust Co., Plan Administrator of the Univest Dividend Reinvestment and Stock Purchase Plan, and include the Participant’s account number and taxpayer identification number. Additional payment forms may be obtained from the Plan Administrator or online through our Investor Relations website at www.Univest.net.

      Any voluntary cash payment received by the Plan Administrator within the period described in No. 16 above will be applied to the purchase of shares of the Corporation’s Common Stock on the following dividend payment date at a price determined in accordance with the provisions of the Plan. No interest will be paid on voluntary cash payments held by the Plan Administrator prior to the dividend payment date.

6

Reports to Participants
      18. What kind of reports will be sent to Participants in the Plan?

      The Plan Administrator maintains a separate account for each Participant. Each Participant will receive a statement of account subsequent to each dividend payment date describing cash dividends and voluntary cash payments received, the number of shares purchased, the price per share and the total shares accumulated under the Plan. These statements will provide a continuing record of the dates and cost of purchases on a quarterly basis and should be retained for income tax purposes. In addition, each Participant will also receive the Corporation’s annual and quarterly reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends paid and commission expenses paid on their behalf.

Certificate for Shares
       19. Will certificates be issued to Participants for shares of the Corporation’s Common Stock purchased for them under the Plan?

      No. Shares of the Corporation’s Common Stock purchased under the Plan will be registered in the name of the Plan Administrator or its nominee as agent for Participants in the Plan. Certificates for shares purchased for a Participant’s account under the Plan will not be issued unless the Participant withdraws shares from his/her Plan account. The Corporation will not issue certificates for fractional shares.

Withdrawal of Shares and Plan Accounts
      20. How may a Participant withdraw shares purchased under the Plan?

      Participants may withdraw from further participation in the Plan all or a portion of the whole shares of the Common Stock credited to their account by completing a “Withdrawal Notification Form” specifying the number of shares to be withdrawn and forwarding the form to the Plan Administrator at the address shown in No. 3 above. The Plan Administrator will deliver to the Participant a certificate for the number of whole shares withdrawn from the Plan. Dividends will no longer be reinvested for the withdrawn shares. Any notice of withdrawal received from a Participant less than five (5) business days before the dividend record date will not be effective until the Participant’s dividends paid on that date have been reinvested and the shares credited to the Participant’s account.

      21. May a Participant elect to have the withdrawn shares sold?

      Yes. A Participant may request the Plan Administrator to sell the shares being withdrawn from his/her account under the Plan. The request to sell received from a Participant less than five (5) business days before a dividend record date will not be effective until the Participant’s dividends paid on that date have been reinvested and the shares credited to the Participant’s account. The Participant should specify in his Withdrawal Notification Form the number of shares to be sold.

      The Plan Administrator will assist only in the sale of a minimum of 100 shares, or in round lots of 100 shares, unless the Participant is discontinuing all participation in the Plan. The Plan Administrator will cause the sale of such shares within thirty (30) calendar days of receipt of the notice, and deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, the then applicable service fees, applicable withholding taxes, and transfer taxes incurred in connection with the sale. Requests for shares to be sold must be signed by all persons in whose names the account appears, with signatures guaranteed.

      Any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current market value of the Common Stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued.

7

      If a Participant withdraws all of the whole and fractional shares from his/her account, he/she will be treated as having terminated participation in the Plan.

Discontinuation of Dividend Reinvestment
      22. How does a Participant discontinue participation under the Plan?

      Participants may terminate their participation in the Plan at any time by sending written notice to the Plan Administrator. When a Participant terminates his/her participation in the Plan, the Plan Administrator will deliver to the Participant a certificate for whole shares credited to the Participant’s account under the Plan, and a check representing: (a) any uninvested dividends held by the Plan Administrator for the Participant under the Plan, and (b) the value of any fractional shares. The cash payment for any fractional share shall be based on the last sale price of the Common Stock as quoted by The NASDAQ National Market on the next business day on which the Common Stock is trading following the day on which the withdrawal request is effectively processed by the Plan Administrator. Any notice of termination received less than five (5) business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant’s account. Any Participant who elects to discontinue participation shall not be eligible to make voluntary cash payments.

     23. May a Participant request shares to be sold when terminating participation?

      Yes. The request should be in writing for all of the whole shares to be sold. Such a request must be signed by each person in whose name the Plan account appears, with signatures guaranteed. On receipt of the request, the Plan Administrator will cause the sale to proceed in the same manner as set forth in No. 21 above. A check will be issued in lieu of the issuance of any fractional shares as set forth in No. 22 above.

Federal Income Tax Information
      24. What are the Federal income tax consequences of participating in the Plan?

      The Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans similar to the Plan are treated for Federal income tax purposes as having received a taxable stock distribution equal to the fair market value of the amount of stock purchased with reinvested dividends. To the extent distributions made by the Corporation to its shareholders are treated as made from the Corporation’s earnings and profits, the distributions will be dividends taxable as ordinary income. The Corporation has sufficient earnings and profits that participating shareholders can expect that the full amount of any distribution under the plan will be taxable as a dividend. Accordingly, Participants who purchase shares under the Plan through dividend reinvestment generally will recognize income in an amount equal to the fair market value of a share of Common Stock on the dividend payment date multiplied by the number of shares purchased (including any fractional share). The tax basis for shares purchased under these circumstances will be equal to the fair market value of the shares on the dividend payment date. The holding period for such shares will commence on the day the shares are purchased.

      The Internal Revenue Service also has ruled that purchases of stock with voluntary cash payments under a dividend reinvestment plan that contained provisions substantially similar to those for voluntary cash payments under the Plan did not result in income to Participants making such purchases. Accordingly, Participants who purchase Common Stock under the Plan with voluntary cash payments should not recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price. The holding period for such shares will commence on the day the shares are purchased.

      In the case of any shareholder for whom Federal income tax withholding on dividends is required, including a foreign shareholder whose income is subject to Federal income tax withholding, the Corporation will reinvest dividends net of the amount of tax required to be withheld.

      Dividends reinvested under the Plan by corporate shareholders may be eligible for the 70% dividends-received deduction.

8

      A Participant whose fractional interest in a share of Common Stock is liquidated for cash under the Plan generally will recognize capital gain or loss in an amount equal to the difference between the cash payment and the Participant’s tax basis in the fractional interest. Whether any such gain or loss will be taxed as long-term or short-term capital gain or loss will depend upon the Participant’s holding period.

      The Jobs and Growth Tax Relief Reconciliation Act of 2003, also known as the Tax Relief Act, enacted in 2003, reduces the maximum rate of tax imposed on most dividends received by individuals from the previous higher marginal income tax rates to graduated lower rates based on individual income levels. The tax relief applies to dividends received in taxable years beginning in 2003 and extends through taxable year 2008. To be eligible for the reduced rate, an individual shareholder must own common stock for more than 60 days during the 120-day period beginning before the ex-dividend date. For sales of stock on or after May 6, 2003 and before January 1, 2009, the Tax Relief Act also reduces the top individual tax rate on adjusted net capital gains, also based on individual income levels.

      The foregoing summary of certain Federal income tax consequences is general and does not purport to cover every situation, and it does not include a discussion of state and local tax consequences of Participants in the Plan. Participants should consult their own tax advisors regarding the federal, state, and local income tax consequences regarding their particular circumstances.

Other Information
      25. What happens if the Corporation declares a stock dividend or a stock split?

      The Corporation’s Common Stock in a Participant’s account will be adjusted to give effect to the stock dividend or stock split. In such event, the number of shares available for issuance under the Plan shall likewise be adjusted.

      26. How will the shares credited to a Participant’s account be voted at a meeting of the shareholders?

      Each Participant will receive a proxy which will enable them to vote whole shares and fractional interests registered in their name as well as whole shares and fractional interests credited to their Plan account. Shares held by the Plan administrator for the account of a Participant who does not promptly return a proxy will not be voted.

      27. What are the responsibilities and liabilities of the Corporation and the Plan Administrator?

      The Corporation and the Plan Administrator shall not be liable for any act taken in good faith omission to or for any good faith act, including, without limitation, any claims of liability: (a) arising out of failure to terminate a Participant’s account upon their death; (b) with respect to the prices at which shares of the Corporation’s Common Stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of the Corporation’s Common Stock on the open market or from the Corporation, fluctuations in the market value of the Common Stock; and (c) any matters relating to the operation or management of the Plan.

      All transactions in the connection with the Plan will be governed by the laws of the Commonwealth of Pennsylvania.

      28. May the Plan be modified or discontinued?

      Yes. The Board of Directors of the Corporation, at its discretion, may at any time suspend, terminate, modify or amend the Plan and will endeavor to notify the Participants of any such suspension, termination, modification or amendment. The Corporation may terminate, for whatever reason at any time as it may determine in its sole discretion, a Participant’s participation in the Plan after mailing a notice of intention to terminate to the Participant at the address as it appears on the Plan’s administrative records.

9

      29. May a Participant pledge shares held in their account under the Plan?

      No. Shares credited to a Participant’s account under the Plan may not be pledged or assigned, nor may any rights or interests under the Plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer shall be void. A Participant who wishes to pledge or assign his/her shares held under the Plan must withdraw those shares from the Plan.

USE OF PROCEEDS

The Corporation has no basis for estimating either the number of shares that will ultimately be purchased from the Corporation under the Plan or the prices which it will receive for such shares. When shares are purchased from the Corporation, the net proceeds from such sales will be used for general corporate purposes.

EXPERTS

      The consolidated financial statements of the Corporation and subsidiaries incorporated by reference in the Annual Report (Form 10-K) of the Corporation for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given on their authority of such firm as experts in accounting and auditing.

      Documents incorporated herein by reference in the future will include financial statements, related schedules (if required), and independent auditors’ reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

LEGAL OPINION

      A legal opinion to the effect that the shares of Common Stock offered hereby, upon their issuance or sale, in accordance with the terms of the Plan, shall be validly issued, fully paid and non-assessable has been rendered by Fox Rothschild LLP.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The general corporate law of the Commonwealth of Pennsylvania, as applicable to the Corporation, together with the Corporation’s By-Laws, provides the Corporation’s directors and officers with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties. Aside from matters involving criminal statutes or tax laws, directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The Corporation’s directors and officers are entitled to be indemnified in connection with, or resulting from the defense of any civil or criminal action which they are made parties or a party or are otherwise involved by reason of being or having been a director or officer, provided that the Corporation is not obligated to indemnify a director or officer with respect to any matter as to which he shall be finally adjudged in an action, suit or proceeding to have been liable for willful misconduct or recklessness in the performance of his duties.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

10

This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rule and Regulations of the Securities and Exchange Commission, and to which portions reference is hereby made for further information with respect to the Corporation and the securities offered hereby. The Registration Statement may be inspected without charge by anyone at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of it may be obtained from the Commission at its principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by it.		DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN 1,312,500 Shares Common Stock ($5 Par Value) PROSPECTUS June 23, 2004

TABLE OF CONTENTS

Available Information	2

Incorporation of Certain Documents by Reference	2

Description of Dividend Reinvestment And Stock Purchase Plan	3

Use of Proceeds	10

Experts	10

Legal Opinion	10

Indemnification	10

11